019 Putnam NJ Tax Exempt Income Fund attachment
11/30/08 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	3,541
Class B	480
Class C	106

72DD2 (000s omitted)

Class M	30
Class Y	20

73A1

Class A	0.188207
Class B	0.159978
Class C	0.153392

73A2

Class M	0.175625
Class Y	0.197837

74U1 (000s omitted)

Class A	19,063
Class B	2,802
Class C	864

74U2 (000s omitted)

Class M	169
Class Y	133

74V1

Class A	8.41
Class B	8.40
Class C	8.41

74V2

Class M	8.41
Class Y	8.42

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.